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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 or 15 (d) of the
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): March 11, 2000

                     GlobeNet Communications Group Limited
              (Exact name of registrant as specified in charter)

                                    Bermuda
                (State or other jurisdiction of incorporation)


                 333-86461                              ____________
           (Commission File No.)              (IRS employer identification no.)

 2 Carter's Bay Road, Southside, St. David's                DDBX
  (Address of principal executive offices)               (zip code)


      Registrant's telephone number, including area code: (441) 296-9000
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ITEM 5: OTHER EVENTS

          On March 11, 2000, Worldwide Fiber, Inc. (which has since changed its name to 360networks inc.) ("360networks") and GlobeNet Communications Group Limited ("GlobeNet") entered into an Agreement and Plan of Arrangement ("Agreement") pursuant to which 360networks will acquire GlobeNet in exchange for Subordinate Voting Shares of 360networks. 360networks offers broadband network services for telecommunications companies, Internet service providers, application service providers and data-centric enterprises. 360networks is completing a technologically advanced 90,300-kilometer (56,100 mile) network, including a fiber optic terrestrial network in North America and Europe and undersea cables linking North America and Europe. 360networks and its predecessors have been developing communications networks since 1988.

          The consummation of the transaction is subject to the fulfillment of a number of conditions, including (a) approval by the shareholders of GlobeNet, the Bermuda Supreme Court (pursuant to Article 99 of the Companies Act 1981 of Bermuda) and certain regulatory authorities, (b) the compliance by GlobeNet and 360networks with their respective obligations under the Agreement, and (c) the completion of an underwritten public offering of 360networks' Subordinate Voting Shares.

          360networks has announced that it plans to offer its Subordinate Voting Shares to the public in an underwritten public offering in the second quarter of 2000. The actual proceeds to the shareholders of GlobeNet will be adjusted based, in part, on the initial public offering share price of 360networks' stock. The acquisition is subject to the approval by a majority in number representing at least 75% in value of each of two classes of GlobeNet shareholders present in person or by proxy, with each class voting separately. Holders of more than 75% of each class of GlobeNet shares have irrevocably committed, pursuant to a voting agreement with 360networks, to vote in favor of the transaction. It is anticipated that the transaction will be completed in the second half of this year. Additional information regarding this transaction, including information regarding the anticipated proceeds to our shareholders, will be detailed in a proxy statement that will be distributed to our shareholders prior to soliciting their vote for approval of the transaction.

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          Pursuant to the requirements of the Securities Exchange of 1934,
GlobeNet has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        GLOBENET COMMUNICATIONS GROUP LIMITED


                                        By: /s/ Lin Gentemann
                                            ---------------------------------

                                        Name:  Lin Gentemann
                                        Title: Executive Vice President and
                                               General Counsel

Dated: March 24, 2000